Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EXCO Resources, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-146376 and 333-189262) and Form S-3 (Nos. 333-169253, 333-192898, 333-193660, 333-195126, 333-203549, 333-207166, 333-208379 and 333-219641) of EXCO Resources, Inc. and subsidiaries (the Company) of our reports dated March 15, 2018, with respect to the consolidated balance sheets of EXCO Resources, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of EXCO Resources, Inc.
Our report on the consolidated financial statements dated March 15, 2018, contains an explanatory paragraph that states the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on January 15, 2018, which raises substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Dallas, Texas
March 15, 2018